SECURITIES AND EXCHANGE COMMISSION
 					Washington, D.C. 20549

 						FORM N-8A

		NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
			OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

				Name:  Baillie Gifford Funds

	Address of Principal Business Office (No. & Street, City, State, Zip Code):
				      One Rutland Court
					Edinburgh EH3 8EY
					Scotland, UK
	Telephone Number (including area code):  44 131 222-4000

			Name and address of agent for service of process:

					Angus Macdonald
			c/o Baillie Gifford Overseas Limited
					One Rutland Court
					Edinburgh EH3 8EY
					Scotland, UK

					Copies to:
				J.B. Kittredge, Esq.
					Ropes & Gray
				One International Place
					Boston, MA  02110


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes / / No /x/
SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Edinburgh in Scotland, on the 21st day of September, 2000.

						Baillie Gifford Funds

						/s/ R. Robin Menzies
						By:  R. Robin Menzies
						President
Attest:

	/s/ Angus N.G. Macdonald
By: Angus N.G. Macdonald
	Secretary